Exhibit 99.1

Contact:	David Taylor Chief Financial Officer (336) 335-7668
Investor Relations
(866) 321-5418
LORILLARD, INC. REPORTS THIRD QUARTER 2009 RESULTS
GREENSBORO, NC, October 26, 2009—Lorillard, Inc. (NYSE:LO) today reported results for the quarter ended September 30, 2009.
Highlights
•
Net sales were $1.419 billion for the third quarter of 2009, compared to $1.125 billion for the third quarter of 2008. This includes a significant increase in federal excise taxes. Net sales excluding excise taxes were $953 million for the third quarter of 2009 compared to $936 million for the third quarter of 2008.

•	Operating income increased 2.6% to $392 million, or 41.1% of net sales excluding excise taxes for the quarter, up 14% to $1.143 billion for the first nine months, compared to the 2008 periods.

•	Earnings per diluted share was up 4.3%, to $1.44 for the quarter, and up 17.1% to $4.24 for the first nine months, compared to the 2008 periods.

•	Total domestic industry wholesale shipments declined 12.6% versus Lorillard’s 6.1% decline comparing the third quarter of 2009 with the third quarter of 2008.

•	Newport domestic retail market share increased by .28 points over the year ago period to 10.29%.

•	The Company increased the cash dividend 8.7% to $1.00 per share and repurchased approximately 4.9 million shares.
“Lorillard’s overall performance during the third quarter of 2009 was positive in terms of its domestic wholesale shipments out-performing the industry compared to the third quarter of 2008. Additionally, Newport’s domestic retail market share continued to grow despite a challenging marketplace,” noted Martin Orlowsky, Chairman, President and Chief Executive Officer. “We remain committed to Lorillard’s core business strategy of balancing profitability with Newport’s market share position and continue to return cash to shareholders, via the recent increase in our quarterly dividend and share repurchase program.”
Orlowsky added, “Both our financial and marketplace results were relatively strong recognizing difficult comparative factors affecting the third quarter of 2009 versus the third quarter of 2008. These factors included a reduction in wholesale inventory levels during the third quarter of 2009, greater levels of Newport promotional product in the market in the third quarter of 2008 and the general on-going effects of the federal excise tax increase that occurred as of April 1, 2009. We have managed to improve earnings and margins in the face of these marketplace pressures and the approximately $0.05 per share impact on EPS in 2009 of incremental pension costs and effects of LIFO on our inventory valuation.”
Third Quarter 2009 Results
Net sales were $1.419 billion in the third quarter of 2009, compared to $1.125 billion in the third quarter of 2008, an increase of $294 million. $291 million of that increase was the result of the April 1, 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in the third quarter of 2009 increased $17 million, or 1.8% from the third quarter of 2008 as the result of higher average prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction of sales. Gross profit was $488 million in the third quarter of 2009, or 51.2% of net sales excluding excise taxes compared to $470 million, or 50.2% of net sales excluding excise taxes in the third quarter of 2008. The increase in gross profit reflects the increase in net sales, the absence of free product promotions and lower costs related to the State Settlement Agreements, partially offset by higher manufacturing costs.

Total Lorillard wholesale shipment volume for the third quarter of 2009 of 9.458 billion units decreased 6.3% compared to the third quarter of 2008. Total domestic industry wholesale shipments decreased an estimated 12.6% for the third quarter of 2009 compared to the third quarter of 2008. Lorillard’s domestic wholesale shipments decreased 6.1% for the same period. This decrease in domestic wholesale shipments in the third quarter of 2009 reflects the impact of the $0.62 increase in the federal excise tax on cigarettes from $0.39 to $1.01 per pack on April 1, 2009. Newport’s domestic wholesale shipments decreased 9.8%, while Maverick’s domestic wholesale shipments increased 51.9% in the third quarter of 2009 compared to the third quarter of 2008. See attached table for details of Lorillard’s wholesale shipments.
Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the third quarter of 2009 by .28 share points to 10.29% in the third quarter of 2009 from 10.01% in the third quarter of 2008. See attached table for selected retail share data.
Selling, general and administrative costs increased $8 million, or 9.1% in the third quarter of 2009 to $96 million compared to the third quarter 2008. The increase in the third quarter of 2009 is primarily due to a $4 million increase in pension costs and a $5 million increase in legal expenses due to the continuing defense costs associated with the Engle progeny cases, partially offset by a $3 million decrease in marketing costs.
Investment income decreased $4 million in the third quarter of 2009, compared to the third quarter of 2008 as a result of lower interest rates on investments. Cash and cash equivalents as of September 30, 2009 were held primarily in money market funds.
Interest expense increased $14 million in the third quarter of 2009, compared to the third quarter of 2008 and the increase reflects interest on the Senior Notes issued in the second quarter of 2009. In September 2009, the Company entered into interest rate swap agreements to modify its exposure to interest rate risk, the effect of which results in changing the effective interest rate on the Senior Notes from a fixed rate to a variable rate.
Lorillard’s effective income tax rate was 37.7% in the third quarter of 2009 compared to 38.5% in the third quarter of 2008, which decreased income tax expense by $3 million. The lower tax rate was primarily due to the impact, in 2008, of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period.
Net income in the third quarter of 2009 was $235 million, or $1.44 per share (basic and diluted), compared to $237 million, or $1.38 per share (basic and diluted) in the third quarter of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the third quarter of 2009 than in the third quarter of 2008 resulting from the share repurchase programs authorized in August 2008, May 2009 and July 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.07.
See following table for additional information regarding the impact of excise taxes on reported results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$1,419	$1,125	$3,855	$3,116
Less excise taxes	(466)	(189)	(1,101)	(536)

Net sales excluding excise taxes	953	936	2,754	2,580

Cost of sales	931	655	2,430	1,839
Less excise taxes	(466)	(189)	(1,101)	(536)

Cost of sales excluding excise taxes	465	466	1,329	1,303

Gross profit	488	470	1,425	1,277
Percentage of net sales excluding excise taxes	51.2%	50.2%	51.7%	49.5%

Selling, general and administrative	96	88	282	276

Operating income	$392	$382	$1,143	$1,001

Percentage of net sales excluding excise taxes	41.1%	40.8%	41.5%	38.8%

First Nine Months 2009 Results
Net sales were $3.855 billion in the first nine months of 2009, compared to $3.116 billion in the first nine months of 2008, an increase of $739 million. $595 million of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes. Net sales excluding excise taxes in the first nine months of 2009 increased $174 million, or 6.7% from the first nine months of 2008 as a result of higher average unit prices, partially offset by lower net unit sales volume and higher sales promotion costs accounted for as a reduction in net sales. During the first nine months of 2009, Lorillard’s domestic wholesale unit shipments decreased by 4.0% versus an estimated industry decline of 8.9%. Gross profit was $1.425 billion, or 51.7% of sales excluding excise taxes in the first nine months of 2009, compared to $1.277 billion, or 49.5% of net sales excluding excise taxes in the first nine months of 2008. The increase in gross profit reflects an increase in net sales, lower costs related to the State Settlement Agreements and the absence of free product promotions, partially offset by higher federal excise taxes and higher manufacturing costs.
Selling, general and administrative costs increased $6 million, or 2.2% in the first nine months of 2009 to $282 million compared to the first nine months of 2008, which included an $18 million charge related to the separation from Loews. The first nine months of 2009 results included a $10 million increase in pension costs and a $17 million increase in legal expenses due primarily to the continuing defense costs associated with the Engle progeny cases, partially offset by a $6 million decrease in marketing costs.
Investment income decreased $16 million in the first nine months of 2009, compared to the first nine months of 2008 and the decrease primarily reflects lower interest rates on investments.
Interest expense increased $16 million in the first nine months of 2009, compared to the first nine months of 2008 and the increase reflects interest on the Senior Notes issued in the second quarter of 2009.
Lorillard’s effective income tax rate was 37.5% in the first nine months of 2009 compared to 38.3% in the first nine months of 2008, which decreased income tax expense by $9 million. The lower tax rate was primarily due to the impact, in 2008, of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the non-deductibility of certain separation expenses, and, in 2009, the favorable resolution of certain state income tax matters, partially offset by an increase in state tax rates.
Net income in the first nine months of 2009 was $706 million, or $4.24 per share (basic and diluted), compared to $629 million, or $3.63 per share (basic) and $3.62 per share (diluted) in the first nine months of 2008. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first nine months of 2009 than in the first nine months of 2008 resulting from the share repurchase programs authorized in August 2008, May 2009 and July 2009. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.17.
Additional News
During the third quarter of 2009, Lorillard, Inc. made the following significant announcements.
On July 27, 2009, Lorillard, Inc. announced that its Board of Directors approved an additional share repurchase program, authorizing the Company to repurchase in the aggregate up to $750 million of its outstanding common stock. As of October 23, 2009, the Company repurchased approximately 4.1 million shares of its outstanding common stock at a cost of approximately $306 million under the $750 million share repurchase program announced on July 27, 2009. This share repurchase program was in addition to the $250 million share repurchase program announced on May 21, 2009.
On August 14, 2009, Lorillard, Inc. announced that its Board of Directors approved an 8.7% increase in the quarterly dividend on its common stock from $0.92 per share to $1.00 per share. The dividend was payable on September 11, 2009 to stockholders of record as of September 1, 2009.

Conference Call
A conference call to discuss the third quarter 2009 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT on Monday, October 26, 2009. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.
Those interested in participating in the question and answer session of the conference call should dial (888) 713-4211 (domestic) or (617) 213-4864 (international). The passcode for this event is: 36076042. An online replay will be available at the Company’s website following the call.
If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter the passcode:15043732. The conference call will be available for replay in its entirety through November 2, 2009.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in millions, except per share data)	2009	2008	2009	2008
	(Unaudited)
Net sales (a)	$1,419	$1,125	$3,855	$3,116
Cost of sales (a) (b)	931	655	2,430	1,839

Gross profit	488	470	1,425	1,277
Selling, general and administrative	96	88	282	276

Operating income	392	382	1,143	1,001
Investment income	1	5	4	20
Interest expense	(15)	(1)	(18)	(2)

Income before income taxes	378	386	1,129	1,019
Income taxes	143	149	423	390

Net income	$235	$237	$706	$629

Earnings per share:
Basic	$1.44	$1.38	$4.24	$3.63
Diluted	$1.44	$1.38	$4.24	$3.62

Number of shares outstanding:
Basic	163.58	172.37	166.42	173.40
Diluted	163.72	172.49	166.55	173.53

(a)	Includes excise taxes of $466, $189, $1,101 and $536 for the respective periods.

(b)
Includes charges of $294, $304, $848 and $854 to accrue obligations under the State Settlement Agreements and charges of $29, $27, $77 and $77 to accrue obligations under the Federal Assessment for Tobacco Growers for the respective periods.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	September 30,	December 31,
(In millions)	2009	2008
	(Unaudited)
Assets:
Cash and cash equivalents	$1,514	$1,191
Accounts receivables, less allowances of $3 and $2	13	7
Other receivables	25	55
Inventories	297	255
Deferred income taxes	456	454
Other current assets	79	—

Total current assets	2,384	1,962

Plant and equipment	231	218
Prepaid pension assets	38	36
Deferred income taxes	64	71
Other assets	44	34

Total assets	$2,761	$2,321

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$18	$30
Accrued liabilities	306	255
Settlement costs	884	974
Income taxes	9	14

Total current liabilities	1,217	1,273

Long-term debt	751	—
Postretirement pension, medical and life insurance benefits	312	317
Other liabilities	100	100

Total liabilities	2,380	1,690

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized — 600 million shares; par value—$0.01 per share
Issued — 174 million and 174 million shares
Outstanding — 161 million and 174 million shares	2	2
Additional paid-in capital	232	222
Earnings retained in the business	1,198	965
Accumulated other comprehensive loss	(149)	(158)

	1,283	1,031
Treasury shares at cost, 13 million and 6 million shares	(902)	(400)

Total shareholders’ equity	381	631

Total liabilities and shareholders’ equity	$2,761	$2,321

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(All units in thousands)	2009	2008	% Chg	2009	2008	% Chg

Full Price Brands

Total Newport	8,019,309	8,889,962	-9.8	23,340,489	25,124,689	-7.1
Total Kent Family	74,418	100,854	-26.2	225,972	304,314	-25.7
Total True	74,568	94,326	-20.9	222,744	280,932	-20.7
Total Max	4,707	6,381	-26.2	14,418	18,876	-23.6

Total Full Price Brands	8,173,002	9,091,523	-10.1	23,803,623	25,728,811	-7.5

Price/Value Brands

Total Old Gold	116,448	144,737	-19.5	339,611	415,481	-18.3
Total Maverick	997,656	656,772	51.9	2,529,942	1,627,638	55.4

Total Price/Value Brands	1,114,104	801,509	39.0	2,869,553	2,043,119	40.4

Total Domestic Cigarettes	9,287,106	9,893,032	-6.1	26,673,176	27,771,930	-4.0

Total Puerto Rico and U.S. Possessions	170,454	200,184	-14.9	564,780	549,936	2.7

Grand Total	9,457,560	10,093,216	-6.3	27,237,956	28,321,866	-3.8

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The nine month period ended September 30, 2009 contained one less shipping day than the comparable period ended September 30, 2008.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2009	2008	Pt Chg	2009	2008	Pt Chg

Lorillard	11.89	11.14	.75	11.71	10.98	.73

Newport	10.29	10.01	.28	10.27	9.95	.32

Total Industry Menthol	29.39	28.76	.63	29.20	28.78	.42

Newport Share of Menthol Segment	35.03	34.81	.22	35.19	34.56	.63

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database